Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information, contact:

Chevis C. Swetman, President and CEO

228-435-8205

cswetman@thepeoples.com

PEOPLES FINANCIAL CORPORATION REPORTS RESULTS FOR THE FOURTH QUARTER OF 2024, ANNOUNCES NEW STOCK REPURCHASE PROGRAM, AND SETS DATE FOR ANNUAL MEETING

BILOXI, MS (January 23, 2025) - Peoples Financial Corporation (the “Company”)(OTCQX Best Market: PFBX), parent of The Peoples Bank (the “Bank”), announced earnings for the fourth quarter ending December 31, 2024.  Additionally, the board of directors of Peoples Financial Corporation announced its approval to repurchase the Company’s outstanding and issued common stock up to a limit that is the lesser of 40,000 shares or the number of shares that can be acquired pursuant to a 2025 maximum of $750,000 in aggregate repurchase price for all such repurchases, effective following the announcement.  The new repurchase program has an expiration date of December 31, 2025, and replaces its prior 2024 repurchase plan for the lesser of $1,000,000 or  64,000 shares that expired on December 31, 2024, through which the Company repurchased 44,220 shares.  Shares will be repurchased at the discretion of management either on the open market or through privately negotiated transactions, and repurchased shares will be retired.  As of December 31, 2024, the Company reported common shares outstanding of 4,617,466.  The Company also announced that its 2025 annual meeting of shareholders will take place on April 23, 2025.

Fourth Quarter Earnings

Net income for the fourth quarter of 2024 decreased $195,000 to $1,528,000 compared to net income of $1,723,000 for the fourth quarter of 2023. The earnings per weighted average common share for the fourth quarter of 2024 were $0.33 compared to earnings per weighted average common share of $0.37 for the fourth quarter of 2023. Per share figures are based on weighted average common shares outstanding of 4,640,537 and 4,666,349 for the fourth quarters of 2024 and 2023, respectively.

The decrease in net income for the fourth quarter of 2024 was primarily due to an increase in noninterest expense of $300,000 to $5,550,000 for the fourth quarter of 2024 compared with $5,250,000 for the fourth quarter of 2023.  The increase in noninterest expense was mainly due to an increase in employee benefits from prior year.  Total interest income decreased by $63,000 to $7,640,000 for the fourth quarter of 2024 as compared with $7,703,000 for the fourth quarter of 2023 due to lower interest income on securities caused by a decrease in balances and yields. Total interest expense increased by $234,000 to $2,064,000 for the fourth quarter of 2024 as compared with $1,830,000 for the fourth quarter of 2023 due to higher interest rates paid on deposit accounts.

Net income for the year ended December 31, 2024 increased $12,537,000 to $21,703,000 compared to net income of $9,166,000 for the year ended December 31, 2023. The earnings per weighted average common share for the year ended December 31, 2024 were $4.66 compared to earnings per weighted average common share of $1.96 for the year ended December 31, 2023. Per share figures are based on weighted average common shares outstanding of 4,656,370 and 4,675,067 for the years ended December 31, 2024 and December 31, 2023, respectively.

The increase in net income for the year ended December 31, 2024 was due to a discrete item of $15,194,000 recorded as a tax benefit for the reversal of the Company’s valuation allowance on federal and state deferred tax assets during the third quarter and year ended December 31, 2024.  Pre-tax income for the year ended December 31, 2024 decreased $2,907,000 to $8,380,000 as compared with $11,287,000 for the year ended December 31, 2023.  Total interest income increased by $465,000 to $33,094,000 for the year ended December 31, 2024 as compared with $32,629,000 for the year ended December 31, 2023 due to higher interest and fees on loans and overnight federal funds.  Total interest expense increased by $3,488,000 to $9,643,000 for the year ended December 31, 2024 as compared with $6,155,000 for the year ended December 31, 2023 due to higher interest rates paid on deposit accounts and borrowings.

The Company had a valuation allowance on federal and state deferred tax assets totaling $15,617,000 as of December 31, 2023.  In the third quarter of 2024, the Company reassessed the valuation allowance in accordance with applicable accounting guidance and determined it was appropriate to reverse substantially all the valuation allowance which resulted in a one-time discrete reduction to income tax expense of $15,194,000 in the third quarter of 2024.  Excluding the discrete item, income tax expense for the year ended December 31, 2024, totaled $1,871,000 based upon the expected annual effective tax rate for 2024 of 22.33% compared to income tax expense of $2,121,000 for the year ended December 31, 2023, at an effective rate of 18.79%.  The net deferred tax asset recognized on the Company consolidated balance sheet totaled $13,902,000 at December 31, 2024 and $756,000 at December 31, 2023.

Return on average assets for the year ended December 31, 2024, which included the discrete item, increased 1.55% to 2.65%.  With the discrete item excluded from the calculation, return on average assets would be 0.80% compared to 1.10% for the year ended December 31, 2023. The Company’s efficiency ratio increased 6% to 73% for the year ended December 31, 2024, compared to 67% for the year ended December 31, 2023.

Asset Quality

“The Bank’s leadership remains committed to maintaining high-quality assets. We are closely monitoring economic conditions and staying vigilant for any potential changes in interest rates,” said Chevis C. Swetman, chairman and chief executive officer of the Company and the Bank.

Shareholders’ Equity

Total shareholders’ equity increased by $20,718,000 to $90,001,000 at December 31, 2024 from $69,283,000 at December 31, 2023.  The improvement in shareholders’ equity was mainly due to positive pre-tax earnings, a decrease of $1,875,000 in unrealized losses on securities since December 31, 2023, and the aforementioned $15,194,000 reduction of the valuation allowance on federal and state deferred tax assets in the third quarter of 2024.  Also, the Company has paid dividends of $2,039,000 to shareholders of record since December 31, 2023. The Company reported $38,006,000 and $39,881,000 in unrealized losses on the available for sale securities portfolio as of December 31, 2024 and December 31, 2023, respectively. These unrealized losses are presented in accumulated other comprehensive income for the respective periods. The cause of the unrealized losses has primarily resulted from higher interest rates that have impacted the current market value of available for sale securities. The unrealized losses are not related to any credit deterioration within the portfolio. The Company has maintained strong liquidity and continues to do so; therefore, the Company does not foresee a sale of any affected securities that would cause the realization of these losses by the Company as part of net income in the near future.

The Bank’s leverage ratio has not been impacted by these unrealized losses on available for sale securities due to an opt-out election previously made by the Bank in accordance with current regulatory capital requirements and therefore remained strong at 13.95% as of December 31, 2024.

Liquidity

The Company maintains a well-capitalized balance sheet which includes strong capital and liquidity. The Bank provides a full range of banking, financial and trust services in our local markets. The majority of the Bank’s deposits are fully FDIC insured. The Company evaluates on an ongoing and continuous basis its financial health by preparing for various moderate to severe economic scenarios.

As interest rates have increased and the cost of attracting new deposits and replacing deposit attrition has increased, the Bank experienced an increase in its cost of funds during the twelve months ended December 31, 2024.  Due to an influx of public fund tax deposits during the first and last quarters of 2024 and 2023 that were slowly allocated by the public accountholders throughout the year, the Bank’s total deposits increased by $32,240,000 to $720,730,000 at December 31, 2024 from $688,490,000 as of December 31, 2023.

About the Company

Founded in 1896, with $832 million in total assets as of December 31, 2024, The Peoples Bank operates 18 bank facilities along the Mississippi Gulf Coast in Hancock, Harrison, Jackson and Stone counties. In addition to offering a comprehensive range of retail and commercial banking services, the Bank also operates a trust and investment services department that has provided customers with financial, estate and retirement planning services since 1936.

The Company just experienced its third best year of earnings ever.

Peoples Financial Corporation’s common stock is listed on the OTCQX Best Market under the symbol PFBX. Additional information is available on the Internet at the Company’s website, www.thepeoples.com, and at the website of the Securities and Exchange Commission (“SEC”), www.sec.gov.

This news release reflects industry conditions, Company performance and financial results and contains “forward-looking statements,” which may include forecasts of our financial results and condition, expectations for our operations and businesses, and our assumptions for those forecasts and expectations. Do not place undue reliance on forward-looking statements. These forward-looking statements are subject to a number of risk factors and uncertainties which could cause the Company’s actual results and experience to differ materially from the anticipated results and expectation expressed in such forward-looking statements.

Factors that could cause our actual results to differ materially from our forward-looking statements are described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Regulation and Supervision” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, and in other documents subsequently filed by the Company with the Securities and Exchange Commission, available at the SEC’s website and the Company’s website, each of which are referenced above. To the extent that statements in this news release relate to future plans, objectives, financial results or performance by the Company, these statements are deemed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are generally identified by use of words such as “may,” “believe,” “expect,” “anticipate,” “intend,” “will,” “should,” “plan,” “estimate,” “predict,” “continue” and “potential” or the negative of these terms or other comparable terminology.

Forward-looking statements represent management’s beliefs, based upon information available at the time the statements are made, with regard to the matters addressed; they are not guarantees of future performance. Forward-looking statements are subject to numerous assumptions, risks and uncertainties that change over time and could cause actual results or financial condition to differ materially from those expressed in or implied by such statements. All information is as of the date of this news release. Except to the extent required by applicable law or regulation, the Company undertakes no obligation to revise or update publicly any forward-looking statement for any reason.

PEOPLES FINANCIAL CORPORATION

(In thousands, except per share figures) (Unaudited)

EARNINGS SUMMARY

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Net interest income	$5,576	$5,873	$23,451	$26,474
Provision for credit losses	(114)	3	(162)	(272)
Non-interest income	1,760	1,639	7,014	6,894
Non-interest expense	5,550	5,250	22,247	22,353
Income tax expense (benefit)	372	536	(13,323)	2,121
Net income	1,528	1,723	21,703	9,166
Earnings per share	$0.33	$0.37	$4.66	$1.96

TRANSACTIONS IN THE ALLOWANCE FOR CREDIT LOSSES ON LOANS

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Allowance for credit losses on loans, beginning of period	$3,091	$3,201	$3,224	$3,338
Recoveries	38	27	227	607
Charge-offs	(47)	(40)	(269)	(467)
Provision for (reduction of ) loan losses	(100)	36	(200)	(244)
Impact of adopting ASC 326	—	—	—	(10)
Allowance for credit losses on loans, end of period	$2,982	$3,224	$2,982	$3,224

PERFORMANCE RATIOS

December 31,		2024	2023
Return on average assets	*	2.65%	1.10%
Return on average equity	*	27.25%	14.73%
Net interest margin		3.05%	3.29%
Efficiency ratio		73%	67%
*-Includes discrete item of $15,194 for the reversal of valuation allowance in Q3 2024.

BALANCE SHEET SUMMARY

December 31,	2024	2023
Total assets	$831,849	$797,738
Securities	431,804	490,388
Loans, net	230,594	235,115
Other real estate (ORE)	9	-
Total deposits	720,730	688,490
Shareholders’ equity	90,001	69,283
Book value per share	19.49	14.86
Weighted average shares	4,656,370	4,675,067

PERIOD END DATA

December 31,	2024	2023
Allowance for credit losses on loans as a
percentage of loans	1.28%	1.35%
Loans past due 90 days and
still accruing	$—	$—
Nonaccrual loans	$418	$213
Leverage ratio	13.95%	12.59%